Exhibit 10.46
RETENTION AGREEMENT
     This Retention Agreement (“Agreement”) is made and entered into on this 1st day of September 2005, by and between Mark P. Pautsch, a Minnesota resident (“Pautsch”), and Fair Isaac Corporation, a Delaware Corporation (the “Company”).
     A. Pautsch has been employed by the Company as Vice President and Chief Information Officer.
     B. Pautsch and the Company entered into an Employee Confidentiality Agreement on or about August 7, 2000 (“Confidentiality Agreement”) and into an offer letter (with Attachments) on or about August 8, 2000 (“2000 Employment Letter”).
     C. During his employment, Pautsch has been eligible to participate in certain plans and programs of the Company, including without limitation the 1992 Long-Term Incentive Plan (“1992 Plan”), as amended, and the 2002 Stock Bonus Plan (“2002 Plan”), as amended.
     D. Pautsch and the Company are parties to certain stock option agreements dated as of November 30, 2001, November 14, 2002 and November 17, 2003 (the “Option Agreements”), which grant to Pautsch certain options to purchase shares of the Company’s common stock under circumstances specified in the Option Agreements and the 1992 Plan.
     E. Pautsch and the Company are also parties to a certain restricted share agreement dated as of August 5, 2002 (“Restricted Share Agreement”), which grants to Pautsch certain shares of restricted shares under circumstances and subject to restrictions described in the 2002 Plan.
     F. Pautsch has indicated an intent to resign from his position with the Company. Pautsch is intimately familiar with and possesses particular skills and knowledge related to certain key information technology projects for the Company. The Company believes that Pautsch’s continued employment is important to the successful and efficient completion of such key projects and to the successful and smooth transition of his job responsibilities to others. Therefore, the Company desires to induce Pautsch to remain with the Company in his present capacity through September 30, 2005 and thereafter with reduced responsibilities through January 6, 2006, as set forth in this Agreement.
     NOW, THEREFORE, for the consideration described below, the adequacy of which the parties acknowledge, the parties, intending to be legally bound, agree as follows:
     1. Employment. Subject to Section 3 below, Pautsch agrees to remain employed with the Company pursuant to the terms and conditions of this Agreement through the close of business on January 6, 2006.

     2. Duties. During his employment with the Company under this Agreement, Pautsch shall perform duties for the Company as follows:
          (a) During his employment with the Company from the date of this Agreement through the close of business on September 30, 2005, Pautsch shall continue to serve the Company as Vice President and Chief Information Officer, with such duties and priorities as determined by the Company consistent with such position. During such time Pautsch shall serve the Company faithfully and exclusively in the performance of his duties and shall devote his full time and best efforts to his employment, including the regularly established working hours and such additional time as the requirements of the Company and the performance of the Company’s duties require.
          (b) During his employment with the Company thereafter from October 1, 2005 through the close of business on January 6, 2006, Pautsch shall serve the Company in a reduced capacity, commensurate with his adjusted base salary as set forth in Section 4(a)(ii) below, with such title, duties and priorities as determined by the Company consistent with Pautsch’s information technology, analytics and business experience and knowledge and his prior positions with the Company. During such time Pautsch shall serve the Company faithfully in the performance of his duties and shall devote best efforts to his employment and such appropriate time as the requirements of the Company and the performance of the Company’s duties may require. The scope of these reduced duties shall be determined by discussions between Pautsch and the Company’s Chief Financial Officer and shall not require Pautsch to devote on average more than 20 hours per week to the Company.
     3. Termination of Employment. Pautsch’s employment with the Company shall terminate only upon the occurrence of the earliest of the following:
          (a) Immediately upon Pautsch’s death;
          (b) Automatically at the close of business on January 6, 2006; or
          (c) Immediately upon notice from the Company of termination of Pautsch’s employment for any reason.
If for any reason Pautsch continues in the employ of the Company after January 6, 2006, such employment shall be “at-will” subject to termination by either party for any reason, unless the parties have agreed to other terms and conditions as reflected in a written agreement signed by both Pautsch and the Company.
     4. Compensation and Benefits. During his employment with the Company under this Agreement, Pautsch shall receive the following compensation and benefits:

          (a) Base Salary.
(i)	From the date of this Agreement through the close of business on September 30, 2005, a base salary at the annual rate in effect for Pautsch as of the date of this Agreement, less regular withholdings, payable in accordance with the Company’s regular payroll schedule and practices as in effect from time to time.

(ii)	Thereafter from October 1, 2005 through the close of business on January 6, 2006, a base salary calculated at an annual rate of $170,000, less regular withholdings, payable in accordance with the Company’s regular payroll schedule and practices as in effect from time to time.
          (b) Subject to Section 7 below, Pautsch may participate in employee benefit plans that are offered from time to time by the Company according to the terms, conditions, and eligibility requirements of the plans, practices or policies of the Company. Nothing in this Agreement shall obligate the Company in any manner to put into effect any plans or benefits not now in existence, to keep in effect any plans or benefits now in existence, or to provide special benefits to Pautsch not specifically set forth in this Agreement.
          (c) Consistent with Pautsch’s duties under this Agreement, Pautsch shall be entitled to take all holidays observed by the Company pursuant to the Company’s policies and practices for senior management employees as may be in effect from time to time. Pautsch shall be entitled to vacation time pursuant to the Company’s policies and practices for senior management employees as may be in effect from time to time, except that Pautsch shall not be entitled to accrue additional vacation time after September 30, 2005. The Company shall pay out to Pautsch any accrued and unused vacation time on the first payroll date after September 30, 2005, at the rate of Pautsch’s base salary in effect prior to September 30, 2005. For the period from October 1, 2005 through January 6, 2006, Pautsch may take time off with pay upon approval of appropriate management, so long as Pautsch’s duties under this Agreement are met, and may continue to use any sick time balance he may have available to him under the terms of the Company’s sick leave policy.
          (d) The Company shall reimburse Pautsch for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities under this Agreement, subject to the Company’s normal policies and procedures for expense verification and documentation.
     5. Termination of Compensation.
          (a) The Company’s obligation to pay Pautsch the compensation stated in Section 4 above shall cease on the effective date of the termination of Pautsch’s employment regardless of the reason for the termination. Notwithstanding the forgoing, if the Company terminates Pautsch’s employment effective before January 6, 2006 for any reason other than for Cause (as defined below), the Company shall provide to Pautsch the compensation and benefits set forth in Section 6 below, subject to the conditions set forth in Sections 6 and 8 below.
          (b) For purposes of this Agreement, “Cause” means:
(i)	Gross negligence or willful misconduct in the performance of Pautsch’s duties to the Company after one written warning detailing the concerns and offering Pautsch opportunities to cure;

(ii)	Material and willful violation of any federal or state law;

(iii)	Commission of any act of fraud with respect to the Company;

(iv)	Commission of a felony or a crime causing material harm to the standing and reputation of the Company;

(v)	Intentional and improper disclosure of the Company’s confidential or proprietary information; or

(vi)	Material breach of any of the terms of this Agreement.
     6. Retention Consideration.
          (a) Subject to the conditions set forth below in this Section 6(a), in addition to the shares that will have already vested as of September 30, 2005 pursuant to the terms of the Option Agreements and the Restricted Share Agreement (the “Equity Awards”), as an inducement to Pautsch to remain with the Company through September 30, 2005, that number of additional unvested shares subject to each of the Equity Awards that would have vested on or before November 30, 2006 (the “Additional Shares”) shall accelerate and become immediately vested, effective as of September 30, 2005. Except as set forth in this Section 6(a), this Agreement shall not amend or alter the terms and conditions of the Equity Awards as set forth in the Option Agreements and the Restricted Share Agreement in any respect. The Equity Awards subject to acceleration of Additional Shares shall be as follows:
                                       Equity Awards
Non-Qualified Stock Option Award dated November 30, 2001
Restricted Stock Award dated August 5, 2002
Non-Qualified Stock Option Award dated November 14, 2002
Non-Qualified Stock Option Award dated November 17, 2003

The Company will provide to Pautsch the consideration set forth in this Section 6(a) if (i) Pautsch’s employment by the Company is not voluntarily terminated or abandoned by Pautsch or terminated by the Company for Cause, in either case, prior to September 30, 2005, and (ii) at the same time that Pautsch executes this Agreement, Pautsch executes the First Release (as defined in Section 8(a) below) and does not rescind it within the rescission period applicable to the First Release. If Pautsch’s employment is terminated by the Company for Cause or by Pautsch for any reason prior to September 30, 2005, the Company shall have no obligation to Pautsch under this Section 6(a).
          (b) As an inducement to Pautsch to remain with the Company through January 6, 2006, and in lieu of any other compensation that may be owed to Pautsch under the 2000 Employment Letter or otherwise in connection with the termination of his employment, the Company will provide to Pautsch the consideration set forth in this Section 6(b) if (i) Pautsch’s employment by the Company is not voluntarily terminated or abandoned by Pautsch or terminated by the Company for Cause, in either case, prior to January 6, 2006, and (ii) on or within 21 days after his last day of employment with the Company, Pautsch executes the Second Release (as defined in Section 8(b) below) within the rescission period applicable to the Second Release. If Pautsch’s employment is terminated by the Company for Cause or by Pautsch for any reason prior to January 6, 2006, the Company shall have no obligation to Pautsch under this Section 6(b).
          (A) The Company shall pay Pautsch a retention bonus equal to 1.84 times Pautsch’s annual base salary in effect as of the date of this Agreement, subject to withholdings, on the first regular payroll date of the Company following expiration of the rescission period applicable to the Second Release.
          (B) The Company will pay the cost of the premiums for continuation of Pautsch’s health, dental and vision insurance coverage under the Company’s plan from the termination of Pautsch’s employment through December 31, 2006, or until such coverage is no longer available, whichever is earlier.
     7. Incentive Bonus and Profit Sharing Plans. From and after the date of this Agreement, Pautsch shall not participate in any incentive compensation, bonus, profit sharing or similar plans or practices of the Company. Pautsch hereby waives his rights, if any, to any payments or benefits under such plans.
     8. Conditions for Payment.
          (a) Under Section 6(a) of the Agreement. The Company shall have no obligation to make any payment or to provide any benefit pursuant to Section 6(a) above unless and until (i) at the time he signs this Agreement Pautsch executes a release of all claims against the Company, related companies, and their employees, shareholders, officers, directors, and agents in the form attached to this Agreement as Exhibit A (the “First Release”), (ii) the applicable rescission period described in the First Release expires without a rescission of the First Release by Pautsch, and (iii) as of the date of payment Pautsch has complied with each of his obligations under this Agreement and the Confidentiality Agreement.
          (b) Under Section 6(b) of the Agreement. The Company shall have no obligation to make any payment or to provide any benefit pursuant to Section 6(b) above unless and until (i) Pautsch executes a release of all claims against the Company, related companies, and their employees, shareholders, officers, directors, and agents within 21 days after receiving the final release form from the Company on or after Pautsch’s last day of employment with the Company, substantially in the form attached to this Agreement as Exhibit B (the “Second Release”), (ii) the applicable rescission period described in the Second Release expires without a rescission of the Second Release by Pautsch, and (iii) as of the date of payment Pautsch has complied with each of his obligations under this Agreement and the Confidentiality Agreement.
     9. Exclusivity of Compensation. The compensation, benefits, and other payments provided for in this Agreement shall be in lieu of any and all other compensation, benefits, or payments to which Pautsch is or may claim to be entitled from the Company. By accepting the compensation, benefits, and other payments provided by this Agreement, Pautsch waives any rights he might have to other compensation, benefits, or payments from the Company, including without limitation any rights he may have under the 2000 Employment Letter.
10. Assignment of Inventions.
          (a) Subject to Section 10(b) below, Pautsch hereby assigns and agrees to assign in the future (when requested by the Company) to the Company all Pautsch’s right, title and interest in and to any and all Proprietary Information (including, but not limited to, all Inventions with respect thereto), whether or not patentable or registrable under copyright or similar statutes, authored, conceived, or learned by Pautsch, or reduced to practice, or first fixed in a tangible medium, either alone or jointly with others, in whole or in part, during the period of Pautsch’s employment with the Company.
          (b) This assignment does not apply to any invention by Pautsch (i) that was conceived, developed, reduced to practice, or created entirely on Pautsch’s own time without using the Company’s property, equipment, supplies, facilities or trade secret information, and (ii) that does not either (A) relate directly to the Company’s business, or the actual or demonstrably anticipated research or development of the Company; or (B) result from any work performed by Pautsch for the Company. This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
          (c) For purposes of this Agreement, “Proprietary Information” means any and all confidential and/or proprietary knowledge, data, documents or information of the Company and/or its affiliates (tangible or intangible information). All information disclosed to Pautsch or to which Pautsch obtains access, whether originated by him or by others, during the period of Pautsch’s employment by the Company, shall be presumed to be Proprietary Information if it is treated by the Company as being Proprietary Information or if Pautsch has a reasonable basis to believe it to be Proprietary Information. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, copyrights, works of authorship, inventions, mask works, ideas, know-how, designs processes, formulas, models, algorithms, data, programs, improvements, discoveries, developments, designs, configurations, tooling, molds, samples, documentation, recorded data, schematics, drawings, graphical information, electronic databases, formula, circuits, methodologies, composition of matter, computer software programs and techniques (referred to herein as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees and independent contractors of the Company and/or its affiliates, including employee data, including, but not limited to, employee lists or compilations of salary or other benefit information; and (d) customer and vendor data, protected health information, any personally identifiable healthcare data and any other information or data of or transmitted from or to any Company customer; and (e) all intellectual property rights world wide pertaining to Proprietary Information that either relate to the Company’s business at the time of authorship, conception, reduction to practice, or when first fixed in a tangible medium, as applicable, or actual or demonstrably anticipated research or development of the Company or from any work performed by Pautsch or others for the Company.
11. Agreement Not to Hire; Noncompetition.
          (a) Agreement Not to Hire. During Pautsch’s employment with the Company and for a period of 12 consecutive months from the date of the termination of Pautsch’s employment with the Company for any reason, Pautsch shall not, directly or indirectly (including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise), hire, engage or solicit any employee of the Company nor induce or attempt to induce any employee of the Company to cease working for the Company.
          (b) Agreement Not to Compete. During Pautsch’s employment with the Company and for a period of 12 consecutive months from the date of the termination of Pautsch’s employment with the Company for any reason, Pautsch shall not, without advance written approval from the Company, directly or indirectly, in any geographic location where the Company is then actively engaged in business, engage in any business that the Company is engaged in or actively contemplating entering into during the term of Pautsch’s employment with the Company, or any part of such business, including without limitation the business of developing or providing services or products relating to creative analytics, predictive modeling, decision analysis, intelligence management, or decision management systems, or related consulting services, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Ownership by Pautsch, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 11(b).
          (c) Acknowledgment/ Injunctive Relief. Pautsch acknowledges that the provisions of this Section 11 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 11 by Pautsch will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Pautsch violates any provision of this Section 11, the Company will be entitled to an injunction, in addition to all other remedies it may have, restraining Pautsch from violating or continuing to violate such provision. If the duration of, scope of, or any business activity covered by this Section 11 is in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is valid and enforceable. Pautsch acknowledges that this Section 11 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable laws.
     12. Confidential Information. This Agreement shall not modify the terms or conditions of the Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect without modification and Pautsch affirms and acknowledges his continuing obligation to comply with its terms.
     13. Records, Documents and Property. In addition to Pautsch’s obligations under the Confidentiality Agreement, Pautsch agrees that all files, documents, records, plans, customer lists, vendor and supplier records, financial statements, books, manuals, letters, memoranda, notes, computer programs, compilations of data, calculations, drawings, descriptions, designs, equipment, and other materials which come into Pautsch’s use or possession during the term of Pautsch’s employment, and which are in any way related to the Company’s business shall at all times remain the property of the Company and that upon termination of Pautsch’s employment for any reason, Pautsch shall immediately surrender all such materials to the Company. Pautsch further agrees that upon the termination of his employment for any reason he shall immediately deliver to the Company any keys, access cards, access codes, passwords, computers, telephones and other electronic equipment belonging to the Company and shall delete all copies of Company information from any home or personal computers and storage media.
     14. Non-disparagement. Pautsch will not defame or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s current Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Information Officer (“CIO”), direct reports to the CEO, CFO or CIO, or the Company’s current directors or officers, or persons holding such positions as of the last day of Pautsch’s employment. The Company will instruct its current CEO, CFO, CIO, direct reports to the CEO, CFO or CIO, and the Company’s current directors and officers, and persons holding such positions as of the last day of Pautsch’s employment, not to defame or disparage Pautsch’s reputation. The Company will not authorize, encourage or permit any such person to defame or disparage Pautsch’s reputation and the Company will take reasonable steps to respond to any disparagement by any such person.
15. Claims Against the Company; Cooperation.
          (a) Pautsch will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Pautsch voluntarily aid, assist or cooperate with any claimants, potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this Agreement will not be interpreted or construed to prevent Pautsch from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceeding or arbitrations involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.
          (b) At the Company’s reasonable request and upon reasonable notice, Pautsch agrees that he will, at any future time after his employment with the Company ends, be available, with or without subpoena, to assist the Company with respect to matters that Pautsch has or may have knowledge of as a result of or in connection with his employment by the Company.
     16. Confidentiality. The provisions of this Agreement and the Release (collectively “Confidential Separation Information”) will be treated by Pautsch as confidential. Accordingly, Pautsch will not disclose Confidential Separation Information to anyone at any time, except as follows:
          (a) It will not be a violation of this Agreement for Pautsch to disclose Confidential Separation Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners.
          (b) It will not be a violation of this Agreement for Pautsch to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of Section 11 above. Nor will it be a violation of this Agreement for Pautsch to inform Company employees who ask him about employment opportunities outside the Company that the terms of Section 11 of this Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.
The parties acknowledge that Confidential Separation Information may be subject to disclosure to governmental agencies, including but not limited to disclosure as required by federal securities laws.

     17. Successors, Heirs and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and heirs. Notwithstanding the foregoing, Pautsch may not assign any rights hereunder to any other person or entity. In the event of Pautsch’s death prior to January 6, 2006, any unpaid compensation and benefits set forth in Section 6 will be provided to Pautsch’s estate (as applicable) upon substantial compliance by Pautsch’s heirs and/or personal representative of his estate with the conditions set forth in Section 8 and at such times as such compensation and benefits would have been provided to Pautsch.
     18. Waiver of Breach. This Agreement cannot be waived, altered, amended, or modified, in whole or in part, except by writing signed by both parties hereto. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach of any provision of this Agreement.
     19. Legal Representation. Pautsch acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement, that he has had full opportunity to consider and ask any questions that he may have concerning this Agreement, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly included in this Agreement and any qualified employee benefit plans sponsored by the Company in which Pautsch is a participant.
     20. Applicable Law, Jurisdiction and Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Minnesota. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained in the Minnesota state courts of, or the Federal District Court sitting in, Hennepin County, Minnesota, and the parties hereto waive any objections to such jurisdiction and venue and irrevocably consent and submit to the jurisdiction of such courts in any such action or proceeding.
     21. Entire Agreement. This Agreement, the First Release and Second Release, the Confidentiality Agreement, the Option Agreements, the Restricted Share Agreement and any employee benefit plans or programs sponsored by the Company in which Pautsch is a participant are intended to define the full extent of the legally enforceable contractual undertakings of the parties relating to the subject matter hereof and supersede all previous understandings or agreements, written or oral, among the parties hereto, including without limitation the 2000 Employment Letter. This Agreement may be modified only by an agreement in writing, signed by both parties hereto, expressly purporting to modify this Agreement.
[signature page follows]

/s/ Mark P. Pautsch

Mark P. Pautsch

Fair Isaac Corporation

By:	/s/Andrea M. Fike

Its:	Vice President, General Counsel and Secretary

Exhibit 10.46
RELEASE BY MARK P. PAUTSCH
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the Retention Agreement between FIC and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that such consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether

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to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:

Richard Deal
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: September 1, 2005	/s/ Mark P. Pautsch
Mark P. Pautsch

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Exhibit 10.46
RELEASE BY MARK P. PAUTSCH
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	FIC means Fair Isaac Corporation, any company related to Fair Isaac Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FIC; the present and past officers, directors, committees, shareholders, and employees of FIC; any company providing insurance to FIC in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by FIC (other than multiemployer plans); the attorneys for FIC; and anyone who acted on behalf of FIC or on instructions from FIC.

D.	Agreement means the Retention Agreement between FIC and me that I executed on September 1, 2005, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with FIC or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, perquisites, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; or any claims for breach of the Agreement.
Agreement to Release My Claims. I will receive consideration from FIC as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that such consideration is in addition to anything of value that I would be entitled to receive from FIC if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.
Additional Agreements and Understandings. Even though FIC will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release, but that I must not sign the Release before my last day of employment with FIC. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this

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Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FIC by hand or by mail within the 21-day period that I have to consider this Release, but that I must not sign the Release before my last day of employment with FIC. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FIC by hand or by mail within the 15-day rescission period. All deliveries must be made to FIC at the following address:

Richard Deal
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission by mail, it must be postmarked within the period stated above and properly addressed to FIC at the address stated above.
Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.
My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FIC. No child support orders, garnishment orders, or other orders requiring that money owed to me by FIC be paid to any other person are now in effect.
I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: September 1, 2005

Mark P. Pautsch

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